Exhibit 10.12

Time Inc. Time & Life Building 1271 Avenue of the Americas New York, NY 10020

March 15, 2013

Howard Averill

c/o Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Re:	Transaction Bonus

Dear Howard:

As you are aware, Time Warner Inc. has announced it is planning to spin off (the “Spin”) Time Inc. (the “Company”). You have been identified as an important contributor to the success of the Spin and we are pleased to let you know that we are providing you with a transaction bonus (“Transaction Bonus”) to recognize those contributions.

Your Transaction Bonus is $1,750,000. To receive the Transaction Bonus, you must remain an active employee in good standing through the effective date of the Spin (which we anticipate to be before the end of 2013). We expect that you will continue to perform your regular work duties as well as support the completion of the Spin. We also expect that, if asked, you will successfully deliver assigned work related to the Spin in a timely fashion (some of your regular duties may be modified or reassigned if necessary to enable you to devote sufficient time to the Spin). The Transaction Bonus amount will be paid to you on the effective date of the Spin (but no later than March 15th of the year following the effective date).

Notwithstanding the previous paragraph, if you do not remain employed by the Company through the completion of the Spin due to your earlier death or disability, or involuntary termination without cause, you will receive the Transaction Bonus within thirty (30) days of your employment termination date.

You acknowledge and agree that this Transaction Bonus is confidential and agree that neither you nor anyone acting on your behalf shall discuss or disclose the terms of this Transaction Bonus. Your employment and compensation with Time Inc. will remain “at will,” meaning that you have the right to terminate your employment at Time Inc. at any time. Similarly, although we hope you will remain with us and be successful here, Time Inc. retains the right to terminate the employment relationship at any time, with or without cause and with or without notice, except as otherwise required by law or any employment agreement you may have with the Company.

The payment of the Transaction Bonus is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the “short-term deferral” exception set forth in the Income Tax Regulations for Code Section 409A and will be interpreted in a manner intended to comply with that intent. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

We want to thank you again for your contributions to Time Inc. during the Spin. Please feel free to contact me if you have any questions about it.

Sincerely,

/s/ James Cummings
James Cummings
Vice President
Time Inc.

cc:	Karen Magee

John Martin